First Security Group Announces Third Quarter Results
New Lending Initiatives Announced

CHATTANOOGA, TN, November 13, 2013 - First Security Group, Inc. (NASDAQ: FSGI) today reported a net loss allocated to common shareholders of $1.4 million, or $0.02 per basic and diluted share, for the third quarter of 2013 as compared to a loss of $9.4 million, or $5.79 per basic and diluted share, for the same period in 2012. For the nine months ended September 30, 2013, First Security reported net income available to common shareholders of $12.0 million, or $0.30 per basic and diluted share, as compared to a $23.5 million loss, of $14.54 per basic and diluted share, for the same period in 2012.
“The third quarter represents the first full quarter after the April recapitalization,” said Michael Kramer, First Security’s President and Chief Executive Officer. “While we are pleased with our continued improvement in our deposit mix and associated cost, it is essential that we achieve significant improvement in loan and revenue growth.”
For the third quarter of 2013, net interest income improved by $679 thousand, or 12.4%, to $6.2 million compared to $5.5 million for the linked second quarter of 2013. Total interest income contributed an additional $386 thousand during the third quarter as First Security reduced cash and invested in higher yielding investment securities. Total interest expense declined by $293 thousand through reductions in the costs of deposits as well as reductions in total deposits.
During the third quarter, First Security continued to improve its deposit mix by increasing pure deposits, defined as transaction-based accounts, while reducing higher cost customer CDs as well as reducing brokered CDs as they matured with available cash. During the third quarter, average pure deposits increased by $22.4 million, or 5.2% (20.7% annualized) to $454.4 million while customer CDs and brokered CDs decreased by $61.0 million, or 11.6% (46.3% annualized). As of September 30, 2013, pure deposits totaled 50.0% of total deposits as compared to 39.6% as of September 30, 2012. The changes in deposit mix resulted in the average rate paid on customer deposits improving from 0.64% to 0.57% and the overall cost of deposits improving from 0.96% to 0.86% comparing the second and third quarters of 2013.
With continued asset quality improvement and minimal charge-offs, First Security recorded a $1.6 million negative provision to the allowance for loan and lease losses for the quarter and a $1.8 million negative provision for the year. First Security realized net recoveries of $32 thousand during the third quarter of 2013 and $1.3 million in net charge-offs for the year to date period. Nonaccrual loans declined by $1.8 million to $6.8 million as of September 30, 2013 compared to $8.6 million as of June 30, 2013. Nonperforming loans to total loans improved to 1.37% as of September 30, 2013 as compared to 1.65% as of June 30, 2013. Based on the continued improvement in asset quality and minimal charge-offs, the negative provision was appropriate to reduce the allowance to total loans from 2.27% as of June 30, 2013 to 2.00% as of September 30, 2013.
Non-interest income remained consistent quarter-over-quarter at $2.5 million. Non-interest expense decreased by $1.5 million to $11.4 million for the third quarter of 2013 as compared to the second quarter of 2013. During the third quarter, First Security announced the pending consolidations of two branches to be completed by December 31, 2013 as well as an overall 10% reduction in full-time equivalent employees. The associated cost savings with the reduced workforce is approximately $2.2 million in salary and benefits annually with full realization to begin in the first quarter of 2014. Various other cost saving are anticipated to further reduce non-expense expense for 2014.
“Over the last several quarters, we have seen significant pricing and credit concessions from the competition that has inhibited our ability to grow loans with the quality and yields that we seek,” said John Haddock, First Security’s EVP and Chief Financial Officer. “At the same time, we have been evaluating certain niche lending initiatives and have begun to implement four distinct initiatives to offset the impact of these competitive pressures.”
First Security has announced the implementation of four niche lending opportunities. First, Tri-Net Direct is a new division focused on national net lease lending and includes three full-time employees. Tri-Net will originate construction of preleased “build to suit” projects and provide interim and long term financing to professional developers and private investors for commercial real estate on long term lease to tenants that are investment grade or have investment grade attributes. Second,

First Security has partnered with a third-party that originates small balance, unsecured consumer loans, primarily associated with home improvement projects. Third, First Security has built an asset-based lending unit to serve as a community bank alternative for asset-based lending within our markets that should generate above average return on a risk-adjusted basis. The fourth initiative is a dedicated team focused on originating and selling government guaranteed loans, including SBA and USDA loan products.
“Our ability to supplement the lending activities of our traditional bankers with the niche lending initiatives should significantly enhance our ability to achieve our desired loan growth while providing value added services to our customers,” said CEO Kramer. “The return to core profitability is predominantly associated with our ability to increase loans and change our mix of earning assets.”
About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $1.0 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com).
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non- GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements include, among others, an estimated goodwill impairment charge and the assumptions underlying this estimate. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
E-mail: jhaddock@FSGBank.com